Exhibit 21.1


SUBSIDIARIES OF AMERITRANS CAPITAL CORPORATION


1. Elk Associates Funding Corporation (New York)
2. EAF Holding Corporation* (New York)
3. Elk Capital Corporation (New York)
4. EAF Enterprises LLC* (Illinois)
5. Medallion Auto Management LLC* (Illinois)
6. EAF Leasing LLC* (Illinois)
7. EAF Leasing II LLC* (Illinois)
8. EAF Leasing III LLC* (Illinois)


* EAF Holding Corporation, EAF Enterprises LLC,
Medallion Auto Management LLC, EAF Leasing LLC,
EAF Leasing II LLC and EAF Leasing III LLC are wholly-owned subsidiaries of
Elk Associates Funding Corporation.